SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     INTERDIGITAL COMMUNICATIONS CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                    [INSERT NAME OF FILER WHEN APPLICABLE]
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

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
                    INTERDIGITAL COMMUNICATIONS CORPORATION
                                781 THIRD AVENUE
                    KING OF PRUSSIA, PENNSYLVANIA 19406-1409

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 24, 1996
                            ------------------------

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of InterDigital Communications Corporation (the 'Company') will be held at the Valley Forge Hilton, 251 W. DeKalb Pike, King of Prussia, Pennsylvania, on June 24, 1996, at 1:00 p.m. local time, for the following purposes:

          1. To elect one director of the Company;

          2. To amend the Company's 1995 Stock Option Plan for Employees and Outside Directors, as described in the accompanying proxy statement.

          3. To ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements of the Company for the year ending December 31, 1996;

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of Common Stock at the close of business on May 15, 1996 are entitled to notice of and to vote at the meeting.

     The Valley Forge Hilton is offering a reduced room rate to the Company's shareholders who wish to stay overnight and who make their reservations by June 10, 1996. For reservations call (800) 879-8392 and mention that you will be attending the InterDigital Shareholders Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

                                          By Order of the Board of Directors

                                          /s/ Howard E. Goldberg, Secretary

                                          Howard E. Goldberg, Secretary

May 20, 1996

                    INTERDIGITAL COMMUNICATIONS CORPORATION

                            ------------------------

                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of InterDigital Communications Corporation, a Pennsylvania corporation (the 'Company'), for the Annual Meeting of Shareholders (the 'Meeting') to be held on June 24, 1996, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and the accompanying proxy will be first sent or given to shareholders is May 22, 1996. The principal executive offices of the Company are located at 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

     The record date for determining shareholders entitled to vote at the Meeting has been fixed at the close of business on May 15, 1996 ('Record Date'). As of such date, there were 46,127,743 shares of the Company's Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote, and votes may not be cumulated in the election of directors. Holders of the Company's $2.50 Cumulative Convertible Preferred Stock ('$2.50 Preferred Stock') are not entitled to vote at the Meeting. Under Pennsylvania law and the By-Laws of the Company, the presence of a quorum is required for each matter to be acted upon at the Meeting. The presence, in person or by proxy, of holders of the Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the Meeting. Directors are elected by a plurality vote and approval of all matters presented at the Meeting, other than adoption of the proposed amendment to the 1995 Stock Option Plan for Employees and Outside Directors (the 'Plan Amendments'), requires the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, at the Meeting. The affirmative vote of the holders of a majority of shares present, in person or represented by proxy, and entitled to vote at the Meeting is required to approve adoption of the Plan Amendments. Votes withheld and abstentions will be counted in determining the presence of a quorum, but will not be voted and will have no effect on matters to be voted at the Meeting other than the Plan Amendments. Votes withheld and absentions will have the effect of no votes for the Plan Amendments. Broker non-votes will not be counted as votes cast on a proposal and will have no effect on matters to be voted upon.

     A form of proxy is enclosed for use at the Meeting. Proxies will be voted in accordance with shareholders' instructions. If no instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to the solicitation (and not revoked before they are voted) will be voted FOR the election of the nominee named below as a director, FOR adoption of the proposed amendment to the 1995 Stock Option Plan for Employees and Outside Directors, FOR the ratification of the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements of the Company for the year ending December 31, 1996, and by the proxies in their discretion on any other matters to come before the Meeting. Any proxy given may, however, be revoked by the shareholder executing it at any time before it is voted by a later dated proxy, written revocation sent to the Secretary of the Company or attendance at the Meeting and voting in person.

     The cost of solicitation of proxies by the Board of Directors of the Company (the 'Board') will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. In addition, the Company has retained W.F. Doring & Co. to aid in the solicitation of proxies for which a fee of approximately $7,000, plus expenses, will be paid. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Company's Common Stock.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board presently consists of four members, divided into three classes having a term of three years and until their successors are elected and qualified. At the Meeting, one director will be elected to serve for a term of three years and until his successor is elected and qualified. The Board has nominated one current director for election at the Meeting for a term expiring at the 1999 Annual Meeting of Shareholders. Unless authority to vote for the nominee is withheld in the proxy, the persons named in the accompanying proxy intend to vote the shares represented by the proxy FOR the election as director of the nominee named below. Although the Board does not contemplate that the named nominee will be unavailable for election, in the event a vacancy occurs, it is presently intended that the proxy will be voted for the election of a nominee who shall be designated by the Board. Three directors will continue to serve as directors following the Meeting as set forth below, with one director having a term expiring at the 1997 Annual Meeting of Shareholders and two directors having a term expiring at the 1998 Annual Meeting of Shareholders.

     The following biographical information is furnished as to the nominee for election as a director and each of the current directors:

                 NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS
             FOR A THREE YEAR TERM EXPIRING AT 1999 ANNUAL MEETING

     HARRY G. CAMPAGNA, 57, has been a director of the Company since April 1994, at which time he was elected by the Board to fill the vacancy created by the resignation of William W. Erdman in February 1994. Mr. Campagna has been the President and Chairman of the Board of Qualitex Co., a company co-founded and co-owned by Mr. Campagna and his wife, for more than the past five years. Qualitex is a manufacturer of press pads and related items for the garment, apparel and textile maintenance industries.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 1998 ANNUAL MEETING

     BARNEY J. CACIOPPO, 68, has been a director of the Company since May 1995. He has been the owner and President of Harbor Engineering & Service Co., an engineering and consulting firm, since February 1965. He was the owner and President of Argon Electric Co., a company which provides electrical construction services, for 25 years until his retirement in January 1993. He is a registered professional engineer in the State of Illinois.

     HARLEY L. SIMS, 68, has been a director of the Company since April 1992. Since 1983, he has been the President of L&A Contracting Company, a Mississippi company engaged in heavy and highway construction. He is also the President of Southeastern Concrete Company, a concrete producer.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                      TERM EXPIRING AT 1997 ANNUAL MEETING

     D. RIDGELY BOLGIANO, 63, has been a director of the Company since 1981. He became the Company's Vice President of Research and Chief Scientist in April 1984, and has been affiliated with the Company in various capacities since 1974.

                           COMMITTEES AND MEETINGS OF
                             THE BOARD OF DIRECTORS

     The Company's Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, a Finance and Investment Committee and a Nomination and Search Committee. The current members of the Audit Committee are Mr. Cacioppo and Mr. Campagna. During 1995, the Audit Committee held one meeting. The functions of the Audit Committee include the recommendation and selection of independent accountants, the review of audit results, the review of related party transactions and the evaluation of internal accounting procedures of the Company.

     The Company's Compensation and Stock Option Committee (the 'Compensation Committee') consists of Mr. Campagna, Mr. Cacioppo and Mr. Sims, Chairman. The Compensation Committee held six meetings in 1995. Its responsibilities include making recommendations to the full Board concerning compensation, bonus awards and similar matters and granting awards under stock option plans of the Company.

     The Company's Nomination and Search Committee consists of Mr. Campagna, Chairman, and Mr. Sims. The Nomination and Search Committee held one meeting in 1995. Its functions include reviewing and making recommendations to the full Board concerning nominees for directors. Although the Nomination and Search Committee will consider nominees recommended by shareholders, there are no formal procedures for such recommendations.

     The Board met seven times during 1995. During 1995, each of the above incumbent directors attended at least 75% of the meetings of the Board and the committees on which they serve except Mr. Cacioppo.

                           COMPENSATION OF DIRECTORS

     Until 1996, each member of the Board who was not an officer or employee of the Company ('Outside Director') was paid an annual director's fee of $10,000, plus $400 for each Board meeting attended ($200 if such Outside Director participated telephonically). Commencing in 1996, Outside Directors will not receive any further annual director's fees or other fees for attending Board meetings, unless otherwise determined by the Board in the future. The Company will continue to reimburse directors for certain expenses incurred in attending Board and committee meetings.

     Under the terms of the Company's 1995 Stock Option Plan for Employees and Outside Directors, the Outside Directors receive annual grants of non-qualified stock options to purchase Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. The non-discretionary grant is made on July 1 of each year to Outside Directors who served continuously from July 1 of the preceding year, and prorated option grants are made for service for a partial year. Until 1996, the annual grant entitled each Outside Director to purchase 7,000 shares of the Company's Common Stock, and additional options were granted to Outside Directors to acquire 1,000 shares for each committee of the Board on which the director served as chairperson (2,000 in the case of all members of the Executive Committee). If the amendment to the 1995 Stock Option Plan for Employees and Outside Directors is approved at the Meeting, the number of shares subject to the annual non-discretionary stock option grants to each Outside Director will be increased to 12,000, and the number of shares subject to the annual non-discretionary stock option grants to Outside Directors for each committee of the Board on which the director served as chairperson will be increased to 2,000. In addition, each Outside Director who served as a member of any Board committee (on which he does not also serve as chairman) will receive a non-discretionary option grant to acquire 1,000 shares of Common Stock.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders (collectively, 'Reporting Persons') are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 1995, all
Section 16(a) filing requirements applicable to the Reporting Persons were complied with; except that, due to administrative oversight, each of Mr. Goldberg, Mr. Sims and Lyman Hamilton, a former director, filed one report late relating to one transaction.
                         ------------------------------

     Under the rules of the Securities and Exchange Commission (the 'Commission'), the Compensation Committee Report on Executive Compensation below and the Shareholder Return Performance Graph appearing on page 9 of this Proxy Statement are not to be deemed to be 'solicitation material' or to be 'filed' with the Commission, or to be subject to certain of the proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the 'Exchange Act'), except to the extent that the Company specifically requests that such information be treated as 'soliciting material' or specifically incorporates it by reference into a filing under the Securities Act of 1933 (the 'Securities Act') or the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Shareholder Return Performance Graph shall not be incorporated by reference in such filings.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is currently composed of three outside directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board regarding the adoption, extension, amendment, and termination of the Company's compensation plans. In conjunction with the Company's President and Chief Executive Officer ('CEO'), it recommends to the Board the employment, promotion and remuneration of senior management, officers and directors, recommends compensation plans in which employees, officers and directors are eligible to participate, and grants benefits under such plans. The Committee has provided the following report on executive compensation reported for 1995 and the policies which it employed during such period:

     One of the most important duties of this Committee is to determine the compensation of the Company's executive officers. The executive compensation program is a coordinated and balanced program consisting of:

          o Salary and benefits;

          o Incentive cash compensation, principally oriented towards executive officers, key employees and employees responsible for sales and marketing functions; and

          o Equity incentives, principally in the form of stock option awards.

     The Committee is guided by the following executive compensation philosophy of the Company:

     1. Enable the Company to attract and retain superior management by providing a competitive total compensation package.

     2. Align the interests of shareholders and management through a flexible compensation program that provides a substantial portion of executive officers' potential total compensation in the form of equity incentives, and which further benefits the Company through the conservation of cash resources.

     3. Balance the objectives of short-term improvements in financial performance and long-term investment in technology and market position through incentive compensation awards which (i) reward improvements in financial performance with discretionary annual cash bonuses, and (ii) stimulate a long-term perspective with equity incentives whose value principally derives from future stock price appreciation.

     Executive compensation, including that of the CEO, consists primarily of three components: base salary, incentive compensation, and equity incentives.

  Base Salary

     The Company's policy is to set base salaries for each executive officer position, including that of the CEO, in the middle range of scales for equivalent jobs with other similarly situated industrial employers. The Company uses compensation studies and outside consultants to monitor the Company's competitive compensation status, and to recommend salary ranges and compensation changes to the Committee.

     Executive Officers other than the CEO are reviewed annually by their superiors, and the CEO is reviewed by the Committee. Salary adjustments for executive officers are determined by the quality of their individual performance and the relationship of their salary to their established salary range.

     Generally, adjustments to the base salary of the CEO have been governed by the same factors as other executive officers, but also specifically take into account the Company's current financial performance as measured by results of operations, balance sheet strength, and overall financial soundness. The Committee also considers the CEO's leadership in establishing meaningful and challenging standards for financial performance, motivating other members of management, and projecting an appropriate image of the Company to its employees, actual and potential customers, and members of the business and financial community.

     Although the Company was profitable in fiscal 1995, as a result of restrictions associated with the Executive Bonus Plan, described below, neither the CEO nor the executive officers were awarded salary increases in 1995, or to date through 1996. Actual increases in salary of current executive officers, as set forth in the Summary Compensation Table of this proxy statment, reflect increased salary levels fixed in late fiscal 1994 and, in the case of Mr. Burns, the Company's CEO during fiscal 1995, deferred compensation.

  Incentive Compensation

     Incentive compensation for sales and marketing management is based upon the attainment of certain specified goals and objectives. In determining the amount of any awards, the Committee reviews actual performance for the prior fiscal year and considers the effect of significant market factors which could not have been reasonably anticipated at the time the goals were established, and makes appropriate adjustment. Incentive compensation pertaining to 1995 has been awarded but not yet paid to the senior member of sales and marketing management. The Committee retained a consulting firm to advise it on certain aspects of a sales incentive plan.

     Annual incentive compensation for other executives, including the CEO, is based upon performance which demonstrates a sharp and continuing focus on strengthening the Company's operating results and building shareholder value. In 1994, the Committee passed the following resolution approving a bonus plan:

            pursuant to which 12 1/2% of the net profit of the Corporation would be placed into a bonus pool. The CEO would be entitled to 1 1/2%, each individual at the Executive Vice President level and CFO would be entitled to 1%, each individual at the Senior Vice President and Vice President level would be entitled to 1/2% and a 4% discretionary pool would be set aside to be used for discretionary bonuses to other members of management and employees of the Company. All such bonuses would be subject to a cap of 40% of the employee's base salary. It was also stated that members of management who are participating in this bonus pool would not be eligible for any additional salary increases going forward.

     The Committee has awarded bonuses under the plan for fiscal 1995 to each of the CEO, executive officers of the Company and eligible Vice Presidents in amounts equal to the 40% cap of each such person's salary as permitted under the plan. To date, no such bonus awards have been paid.

     The Committee terminated the bonus plan in May 1996. The Committee plans to retain a compensation consulting firm to advise it on general compensation matters including incentive compensation.

  Equity Incentives

     Stock options are utilized as future-oriented incentives. Their value is derived from increases in the Company's stock value. In the case of both incentive options and non-qualified options granted at 100% of fair market value, the options will have no value unless the Company's stock price increases following the grant date. Non-qualified stock options may be granted at any price which the Committee considers appropriate; all incentive stock options and substantially all non-qualified stock options, except those issued in lieu of other forms of expressly agreed compensation to conserve cash, have been granted at 100% of the fair market value at the date of grant. Stock options (other than non-qualified options which are performance-based or issued in lieu of other forms of compensation not otherwise immediately payable) generally vest over three years and expire ten years from the date of grant.

     The Committee intends to reconsider its policies from time to time and revise its policies in accordance with the Company's then present performance, competitive position, market for the Company's products and the Company's available financial resources and any other considerations it deems appropriate.

                                    COMPENSATION AND STOCK OPTION COMMITTEE:

                                    Harry G. Campagna
                                    Barney J. Cacioppo
                                    Harley L. Sims

May 15, 1996

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the annual and long-term compensation paid to or for (i) the Company's Chief Executive Officer during the fiscal year ended December 31, 1995 and (ii) the Company's four other most highly compensated other executive officers whose total annual salary and bonus exceeded $100,000 in 1995 (collectively, the 'Named Officers'), for services rendered to the Company and its subsidiaries during fiscal years 1993, 1994 and 1995:


                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                  ---------------
                                              ANNUAL COMPENSATION                     AWARDS
                               -------------------------------------------------  ---------------
                                                                     OTHER          SECURITIES
                                                                     ANNUAL         UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY($)    BONUS(1)   COMPENSATION ($)  OPTIONS/SARS(#)  COMPENSATION(2)
- -----------------------------  ---------  ---------   ---------  ----------------  ---------------  ---------------
William J. Burns                    1995  $ 394,520(3) $ 100,000            --                  0       $   4,050
  Past Chief Executive              1994  $  15,151    $       0     $        0           250,000       $       0
  Officer (from November
  1994)
William A. Doyle                    1995  $ 170,000    $  68,000     $        0                 0       $   5,509
  President                         1994  $ 139,627    $       0             --            70,000       $   2,805
                                    1993  $ 107,923    $       0     $        0                 0       $   3,507
Howard E. Goldberg                  1995  $ 125,000    $  50,000     $   34,437(4)         50,000       $   5,196
  Executive Vice President          1994  $ 104,268    $       0     $   23,854(5)         30,000       $   1,933
  General Counsel and
  Secretary (since
  December 1994)
James W. Garrison                   1995  $ 110,000    $  44,000     $        0                 0       $   5,092
  VP-Finance, Chief                 1994  $  84,267    $       0     $        0            57,000       $   1,228
  Financial Officer,
  Treasurer (since
  December 1994)
Robert S. Bramson (6)               1995  $ 177,307    $ 504,319     $        0                 0       $ 350,878
  Past President and                1994  $ 150,000    $  27,933     $        0                 0       $   4,500
  Chief Executive Officer           1993  $ 140,539    $       0             --                 0       $   2,546
  of InterDigital Patents
  Corporation
D. Ridgely Bolgiano                 1995  $ 105,000    $ 250,000(7)  $        0                 0       $   2,246
  Executive Vice President          1994  $ 105,000    $       0     $        0             1,500       $   2,246
  and Chief Scientist               1993  $ 105,000    $       0     $        0                 0       $   2,062
  of InterDigital Patents
  Corporation

- ------------------
(1) Amounts listed as bonuses for fiscal 1995 were accrued but not paid for each Named Officer except Mr. Burns and Mr. Bramson.
(2) Amounts listed under 'All Other Compensation' for 1995 represent the dollar value of insurance premiums with respect to term life insurance (Burns $4,050; Doyle $1,009; Goldberg $696; Garrison $592; Bramson $878; Bolgiano $2,246), employer contributions to the Company's 401 (k) plan (Doyle $4,500; Goldberg $4,500; Garrison $4,500) and, in the case of Mr. Bramson, a payment of $350,000 pursuant to the agreement referenced in footnote (6) below; and for 1994 represent the dollar value of insurance premiums with respect to term life insurance (Doyle $780; Goldberg $508; Garrison $148; Bramson $2,250; Bolgiano $2,246) and employer contributions to the Company's 401(k) plan (Doyle $2,025; Goldberg $1,425; Garrison $1,080; Bramson $2,250).
(3) Includes the amount of $144,520 which was accrued in 1994.
(4) Amount listed includes $33,187 in commissions related to certain transactions completed in 1995.
(5) Amount listed represents commissions related to certain transactions completed in 1994.
(6) Mr. Bramson's employment terminated in April 1995. In conjunction therewith, the Company, InterDigital Patents Corporation, a subsidiary of the Company
    (IPC), and Mr. Bramson entered into an agreement, in consideration of the cancellation of any claims Mr. Bramson would otherwise have asserted under an IPC Executive Bonus Plan, pursuant to which IPC paid Mr. Bramson the gross sum of $650,000. Further, IPC acknowledged (i) Mr. Bramson's ownership of a five year option to purchase a number of shares of IPC equal to 1.1% of its outstanding shares at an exercise price of $.01 per share ('Option'), and (ii) Mr. Bramson's right to participate ratably in any buy-out of IPC in which the Company participates which has the effect of reducing the number or percentage of IPC shares not owned by the Company. Mr. Bramson has the right, under the agreement, to require IPC to purchase the stock issued or issuable upon exercise of the Option for one million dollars at any time on or before June 30, 1998 if such shares are not purchased from him or exchanged for shares of the Company prior to December 31, 1996.
(7) Mr. Bolgiano's bonus was awarded in settlement of all claims for payment under the IPC Executive Bonus Plan and in consideration of any claims Mr. Bolgiano would otherwise have asserted under such Plan which was terminated in 1995.

     In conjunction with Mr. Burns' resignation as Chief Executive Officer, Chairman of the Board and as a director of the Company, the Company and Mr. Burns have entered into a Separation and Confidentiality Agreement and a Consulting Agreement, each effective as of April 30, 1996. Pursuant to the Separation and Confidentiality Agreement the Company agreed, among other things, to immediately pay Mr. Burns $100,000 as his bonus award for fiscal 1995 under the Company's executive bonus plan, to pay $33,333 in 1997 as a bonus award for his services as an executive in fiscal 1996, to continue medical benefits or pay the cost of obtaining similar medical benefits until April 30, 1997, and to provide certain other benefits and payments currently estimated as not exceeding $60,000. The Separation and Confidentiality Agreement further provides that the exercisability of Mr. Burns' warrants for the Company's common stock will be restricted pending the earlier of April 30, 1997 or the time jury verdicts are rendered or settlement is made in certain litigation involving the Company. Under the Consulting Agreement, which has a one year term, Mr. Burns will provide certain advisory services to the Company for an aggregate compensation of $250,000.

STOCK OPTION GRANTS, EXERCISES AND HOLDINGS

     The following tables set forth certain information concerning stock options granted to and exercised by the Named Officers during fiscal 1995 and unexercised stock options held by them at the end of fiscal 1995.

                    OPTIONS/SARS GRANTS IN LAST FISCAL YEAR


                                                                                                            POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                                             VALUE AT
                                          --------------------------------------                            ASSUMED ANNUAL RATES
                                              NUMBER OF          % OF TOTAL                                    OF STOCK PRICE
                                             SECURITIES         OPTIONS/SARS                                  APPRECIATION FOR
                                             UNDERLYING          GRANTED TO                                    OPTION TERM(1)
                                              OPTIONS/            EMPLOYEES       EXERCISE OR  EXPIRATION   --------------------
                  NAME                     SARS GRANTED(#)   IN LAST FISCAL YEAR  BASE PRICE      DATE         5%         10%
- ----------------------------------------  -----------------  -------------------  -----------  -----------  ---------  ---------
William J. Burns........................              0                   0        $      --    $      --   $       0  $       0
William A. Doyle........................              0                   0               --           --   $       0  $       0
Howard E. Goldberg......................         50,000                32.7%       $  6.5625      5/30/05   $ 534,500  $ 851,000
James W. Garrison.......................              0                   0               --           --   $       0  $       0
Robert S. Bramson (2)...................              0                   0               --           --   $       0  $       0
D. Ridgely Bolgiano.....................              0                   0               --           --   $       0  $       0

- ------------------
(1) Potential Realizable Value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock. The amounts reflected in this table may not necessarily be achieved.

(2) See footnote (6) to the Summary Compensation Table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                          UNDERLYING                IN-THE-MONEY
                                                                       OPTIONS/SARS AT              OPTIONS/SARS
                                          SHARES                          FY-END(#)               AT FY-END ($)(1)
                                        ACQUIRED ON     VALUE     --------------------------  --------------------------
                 NAME                   EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- --------------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
William J. Burns......................           0    $       0      298,500             0    $ 1,167,250   $       0
William A. Doyle......................      16,666    $  49,998      131,334        27,000    $   337,211   $ 112,375
Howard E. Goldberg....................           0    $       0      106,666        58,334    $   145,729   $  99,271
James W. Garrison.....................      19,000    $  57,000       44,900        30,100    $    96,162   $ 128,088
Robert S. Bramson (2).................      80,000    $ 161,875       40,000             0    $    85,000   $       0
D. Ridgely Bolgiano...................           0    $       0       62,050             0    $    30,980   $       0

- ------------------
(1) The values of unexercised, in-the-money options are calculated by subtracting the exercise price from the fair market value of the shares of Common Stock underlying the options at December 31, 1995.

(2) Information for Mr. Bramson does not reflect any option to purchase common stock of IPC, as discussed in footnote (6) under Summary Compensation Table above.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares for years 1991 through 1995 the yearly change in the cumulative total return to holders of the Company's Common Stock with the cumulative total return of the CRSP Index for AMEX Stock Market -- United States Companies (the 'AMEX Index') and the industry group consisting of twenty-six AMEX listed, United States companies classified under the same first three digits as the Company's Standard Industry Classification, as compiled by the Center for Research in Security Prices, The University of Chicago, Graduate School of Business. (the 'Published Industry Group Index').

                Comparison of Five Year-Cumulative Total Returns
                             Performance Graph for
                    InterDigital Communications Corporation

Prepared by the Center for Research in Security Prices
Produced on 03/13/96 including data to 12/29/95


                                    [GRAPHIC]


The printed document contains a line graph depicting the following plot points:

CSRP Total Returns Index for:               12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
- -----------------------------               --------  --------  --------  --------  --------  --------

InterDigital Communications Corporation      100.0     146.9     231.3      131.3     184.4     361.2
AMEX Stock Market (U.S. Companies)           100.0     138.5     145.5      171.0     159.7     206.1
AMEX Stocks (SIC 3660-3669 US Companies)     100.0      97.2      92.0       78.8      81.3     141.8
Communications Equipment

Notes:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are weighted daily using the market capitalization on the previous trading day.
     C. If the monthly interval based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.0 on 12/31/90.




     The above graph assumes that the value of the investment in InterDigital Communications Corporation, the AMEX Index companies and the Published Industry Group Index companies was $100 at the market close on December 29, 1990 (the last trading day in 1990), and that all dividends paid by companies included in the AMEX Index and the Published Industry Group Index were reinvested. During this period the Company has not declared or paid any dividends on its Common Stock.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of March 31, 1996, by each of the Company's directors, by each of the Named Officers, by all executive officers and directors of the Company as a group, and by each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding Common Stock. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares listed.


                                                                            AMOUNT AND       PERCENT OF COMMON
                                                                             NATURE OF     STOCK OUTSTANDING (IF
                        NAME OF BENEFICIAL OWNER                           OWNERSHIP (1)   GREATER THAN 1%) (2)
- -------------------------------------------------------------------------  -------------   ---------------------
D. Ridgely Bolgiano......................................................       249,305                 --
William J. Burns.........................................................       505,905(3)              1.1%
Barney J. Cacioppo.......................................................       108,622(3)               --
Harry G. Campagna........................................................       164,725(3)               --
Harley L. Sims...........................................................       519,100(3)              1.1%
William A. Doyle.........................................................       134,124                  --
Howard E. Goldberg.......................................................       109,583(3)               --
James W. Garrison........................................................        35,400                  --
Robert S. Bramson........................................................        30,100                  --
All directors and officers as a group (8 persons)........................     1,814,264(3)              3.9%

- ------------------
(1) Includes the following number of shares of Common Stock which may be acquired by the persons and group identified in the table (or members of the immediate family or other persons or entities affiliated with such persons or members of such group), through the exercise of options or warrants which were exercisable as of March 31, 1996 or will become exercisable within 60 days of such date: Mr. Bolgiano, 179,300; Mr. Burns, 336,500; Mr. Cacioppo, 77,622; Mr. Campagna, 84,725; Mr. Sims, 59,750; Mr. Doyle, 133,334; Mr.
    Goldberg, 106,666; Mr. Garrison, 35,400; Mr. Bramson, 30,000; all directors and executive officers as a group, 1,000,797.

(2) Based upon 46,024,060 shares of Common Stock issued and outstanding at March 31, 1996.

(3) Investment and voting power with respect to certain of such shares may be shared with members of the immediate family or other persons or entities affiliated with the listed person or members of the listed group.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During 1995 the following directors were named members of the Compensation and Stock Option Committee of the Board: Mr. Sims, Mr. Campagna and Mr. Cacioppo. None of the aforementioned Committee members was an officer or employee of the Company or any of its subsidiaries during 1995, or was formerly an officer of the Company or any of its subsidiaries.

                PROPOSED APPROVAL OF AMENDMENTS TO THE COMPANY'S
           1995 STOCK OPTION PLAN FOR EMPLOYEES AND OUTSIDE DIRECTORS
                                  (PROPOSAL 2)

     The Board believes that the granting of stock options is an effective method of attracting and retaining valuable non-employee directors ('Outside Directors') to the Company, and also serves to provide incentive and strengthen the identity of interests between them and the Company. In order to compensate Outside Directors for increased demands on their time relating to the business of the Company and for their commitment to the Company's continued success, and to ameliorate the effects of their forfeiture of any further cash compensation for Board service, the Board, in January 1996, adopted amendments to the 1995 Stock Option Plan for Employees and Outside Directors (the 'Plan'), subject to shareholder approval (the 'Plan Amendments').

     The Current Plan. As in effect prior to giving effect to the Plan Amendments, the Plan provides that on each July 1 during the term of the Plan (a 'Grant Date') each person who served as an Outside Director from July 1 of the entire preceding 12-month period (a 'Full Year') receives a non-discretionary grant of an option to purchase 7,000 shares of Common Stock. Any Outside Director who served in such capacity for less than a Full Year receives an option to purchase a pro rata portion of such amount, based on the number of days served. Additionally, on each Grant Date, each person who served as a Chairman of a Board committee (other than the Executive Committee) while an Outside Director receives a non-discretionary grant of an option to purchase 1,000 shares or a pro rata portion of such amount if he served less than a Full Year. On each Grant Date, each member of the Executive Committee who served in such capacity from the preceding July 1 while an Outside Director receives a non-discretionary grant of an option to purchase 2,000 shares or a pro rata portion of such amount if he served for less than a Full Year. The exercise price of these options is the fair market value on the relevant Grant Date which may be paid in cash, or certified funds or by tendering shares of Common Stock having a fair market value on the date of exercise equal to the exercise price, by means of a brokers' cashless exercise or any combination of the foregoing. Non-discretionary options are exercisable in full or in part from and after their respective Grant Dates until the earlier of one year after the Optionee ceases to be an Outside Director or ten years from the Grant Date.

     The Plan Amendments. Under the Plan Amendments adopted by the Board of Directors and being voted upon by the shareholders at the Meeting, commencing in 1996 the number of shares of Common Stock subject to the annual non-discretionary stock option grants to each Outside Director will be increased from 7,000 to 12,000, and the number of shares subject to the annual non-discretionary stock option grants to Outside Directors for each committee of the Board on which the director served as chairperson will be increased to from 1,000 to 2,000. In addition, each Outside Director who served as a member of any Board committee (on which he does not also serve as chairman) will receive a non-discretionary option grant to acquire 1,000 shares of Common Stock and the non-discretionary grant to members of the Executive Committee of options to acquire 2,000 shares has been eliminated. Except for the grants to be made on the Grant Date occurring in 1996, the exercise price of stock options granted to Outside Directors will be the fair market value on the relevant Grant Date. The exercise price of the stock options to be granted to Outside Directors on the Grant Date occurring in 1996 will be the lower of the closing price of the Common Stock on the Grant Date or $7.75, the closing price of the Common Stock on January 11, 1996, the date on which the Board adopted the Plan Amendments. No changes to provisions of the Plan relating to grants to employees are proposed.

     Non-discretionary options granted to Outside Directors are not intended to qualify as incentive stock options under the Code and are instead intended to be 'non-qualified stock options.' Generally, recipients of non-qualified stock options will not recognize taxable income at the time of grant but will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares of Common Stock acquired and the aggregate exercise price. The Company will receive a deduction at that time in a like amount and should not be limited by the provisions of Section 162(m) of the Code which restricts a corporation's compensation deduction in certain circumstances. Upon the disposition of shares of Common Stock acquired upon the exercise of a non-qualified option, the optionee will recognize long-term or short-term capital gain or loss in an amount equal to the difference between the amount realized and such optionee's basis in the shares sold. Such basis will generally be the fair market value of the shares sold on the date the shares were acquired through the exercise of the option.

     The Board of Directors has the right to terminate or amend the Plan provided that the Board obtain shareholder approval to any amendment that would materially increase benefits to the Plan participants, materially increase the number of shares issuable under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

     The Plan has a term of ten years. A total of 4,000,000 shares of Common Stock has been reserved for issuance under the Plan.

     On May 15, 1996, the last reported sales price of the Common Stock as reported by the American Stock Exchange was $8.25 per share.

     The table below summarizes the number of Options that will be awarded under the Plan in 1996 to each of the Named Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all non-executive officer employees as a group, to the extent determinable, if the Plan Amendments are approved by shareholders at the Meeting. The Board of Directors currently contains three Outside Directors who are eligible to receive annual non-discretionary grants under the Plan.

                               NEW PLAN BENEFITS
           1995 STOCK OPTION PLAN FOR EMPLOYEES AND OUTSIDE DIRECTORS

                NAME AND POSITION (1)                      NUMBER OF SHARES
- -------------------------------------------------------  ---------------------
William J. Burns
  Chief Executive Officer..............................               --
William A. Doyle
  President............................................               --
Howard E. Goldberg
  Executive Vice President, General Counsel
  and Secretary........................................               --
James W. Garrison
  VP-Finance, Chief Financial Officer and Treasurer....               --
Robert S. Bramson
  Past President and Chief Executive Officer
  of InterDigital Patents Corporation..................               --
D. Ridgely Bolgiano
  Executive Vice President & Chief Scientist
  of InterDigital Patents Corporation..................               --
Executive Group........................................               --
Non-Executive Director Group (2).......................           47,000
Non-Executive Officer Employee Group...................               --


- ------------------
(1) Except for automatic grants of non-discretionary grants to Outside Directors, future benefits under the Plan are not determinable since grants of other options are at the discretion of the Compensation and Stock Option Committee. The next grants of Non-Discretionary Options to Outside Directors will be made on July 1, 1996. Accordingly, the number of shares reflected assumes current Outside Directors will continue in office and current committee positions until such date.

(2) Includes, with respect to Mr. Campagna, current nominee for election as a director, the amount of 16,000 shares underlying non-discretionary options.

     The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote on Proposal 2 is required to approve the adoption of the Plan Amendments. If such approval is not received, the Plan Amendments will not become effective and the Plan will continue as in effect prior to adoption of the Plan Amendments.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE THE ADOPTION OF THE AMENDMENTS TO THE 1995 STOCK OPTION PLAN FOR EMPLOYEES AND OUTSIDE DIRECTORS.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 3)

     The Board of Directors of the Company has appointed Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company for the year ending December 31, 1996. Arthur Andersen LLP has served as accountants for the Company since 1982. Representatives of Arthur Andersen LLP will be present at the meeting to make a statement if they desire to do so and to respond to appropriate questions.

     To be ratified, the appointment must be approved by a majority of the votes cast by all holders of the Common Stock present, in person or by proxy, and entitled to vote at the meeting.

     Although the submission of the appointment of Arthur Andersen LLP is not required by law or the By-Laws of the Company, the Board is submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the Board will not be bound to seek other independent accountants for 1996, but the selection of other independent accountants will be considered in future years.

     THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the next annual meeting of shareholders must be received by the Company by January 20, 1997 in order to be considered for inclusion in the Company's proxy material for such meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any appropriate business not specified in this Proxy Statement for action at the Meeting. However, if other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

     THE COMPANY HAS PROVIDED TO EACH PERSON SOLICITED, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995. REQUESTS FOR EXHIBITS, FOR WHICH THE COMPANY WILL IMPOSE A CHARGE, SHOULD BE DIRECTED IN WRITING TO HOWARD E. GOLDBERG, SECRETARY, INTERDIGITAL COMMUNICATIONS CORPORATION, 781 THIRD AVENUE, KING OF PRUSSIA, PENNSYLVANIA 19406-1409.

                                          By Order of the Board of Directors

                                          /s/ Howard E. Goldberg, Secretary

                                          Howard E. Goldberg, Secretary

King of Prussia, Pennsylvania
May 20, 1996

Appendix for EDGAR filing

     APPENDIX A' Section 7. Terms and Conditions of Non-Discretionary Options.

     (a) Number of Shares. On each Grant Date, each person who served as an Outside Director from July 1 of the year preceding the Grant Date through the Grant Date (herein called a 'Full Year') shall receive a Non-Discretionary Option to purchase 12,000 Shares. Any person who served as an Outside Director for less than a Full Year shall receive a pro rata portion of the Non-Discretionary Options he would have received had he served as an Outside Director for a Full Year, based on the number of days served by such person as an Outside Director from July 1 of the year preceding the Grant Date through the Grant Date.

     (b) Committee Member. In addition to (a) above, on each Grant Date, a Non-Discretionary Option to purchase (i) 2,000 Shares shall be granted to each person who served as Chairman of a Board Committee as an Outside Director for a Full Year, and (ii) 1,000 Shares shall be granted to each person who served on any Committee of the Board as an Outside Director for a Full Year; provided, however, that an Outside Director who receives a Non-Discretionary Option under clause (i) above for service as Chairman on a particular Board Committee will not receive an additional Non-Discretionary Option under clause (ii) above for service on the same Committee. Any person who served for less than a Full Year as Chairman or a member of a Board Committee while he was an Outside Director shall receive a pro rata portion of the Non-Discretionary Options he would have received had he served in such capacity for a Full Year, based on the number of days he served as such from July 1 of the year preceding the Grant Date through the Grant Date.

     (c) Option Price. The exercise price of all Non-Discretionary Options shall be the Fair Market Value of the Common Stock on the Grant Date of such Non-Discretionary Options; provided, however, that the exercise price of all Non-Discretionary Options granted on the Grant Date occurring in 1996 shall be the lower of the Fair Market Value of the Common Stock on the Grant Date or the Fair Market Value of the Common Stock on January 11, 1996.

     (d) Consideration. The consideration to be paid for the Shares to be issued upon the exercise of an Option may be paid to the Company (i) in cash or certified funds, (ii) by delivery to the Company of Shares having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iii) a brokers' cashless exercise procedure, or (iv) any combination of such methods of payment. Where payment of the option price is to be made with Shares acquired under any compensation plan of the Company, such shares will not be accepted as payment unless the Optionee has acquired the shares at least six months prior to such payment.

     (e) Exercise of Options. A Non-Discretionary Option may be exercised in accordance with the provisions of this Plan as to all or any portion of the Shares then exercisable under a Non-Discretionary Option from time to time during the term of the Option. A Non-Discretionary Option may not be exercised for a fraction of a Share.

     (f) Term and Vesting of Non-Discretionary Options. Non-Discretionary Options shall be exercisable in full or in part, and shall be fully vested, from and after their respective Grant Dates except that no Non-Discretionary Option shall be exercisable more than 10 years from the Grant Date.

     (g) Termination of Non-Discretionary Options. If an Optionee ceases to be an Outside Director for any reason (including death or Disability), Non-Discretionary Options exercisable on the date of such event shall be exercisable by the Optionee (or in the case of death or Disability, by his executor(s), administrator(s) or legal guardian as the case may be) for a period of one year from the date on which he ceases to be an Outside Director, but in no event later than the date it would have expired had the Optionee continued to be an Outside Director.

                     INTERDIGITAL COMMUNICATIONS CORPORATION

               Proxy Solicited On Behalf Of The Board of Directors

         The undersigned, revoking all previous proxies, hereby appoints William
A. Doyle, James W. Garrison and Howard E. Goldberg, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side of this proxy statement and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Company to be held on June 24, 1996, and at any adjournment or postponement thereof.

Please date and sign your Proxy on the reverse side and return it promptly.

1.       Election of Directors:

         _____ For the nominee   _____ Withhold Authority to vote for
               listed below             the nominee listed below

         Nominee:  For a three-year term expiring at the 1999 Annual
                        Meeting: H. Campagna

2. The amendment of the Company's 1995 Stock Option Plan for Employees and Outside Directors, as set forth in the Proxy
         Statement:

             ____For         ______Against         ______Abstain


3. Ratification of Arthur Andersen LLP as independent accountants for the year ending December 31, 1996:

            _____ For        _____ Against        _____ Abstain

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, AND "FOR" THE AMENDEMENT OF THE COMPANY'S 1995 STOCK OPTION PLAN FOR EMPLOYEES AND OUTSIDE DIRECTORS, "FOR" RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Date:_______________, 1996

                         --------------------------------------------------
                         Signature of Shareholder

                         --------------------------------------------------
                         Signature of Shareholder

                         NOTE: PLEASE SIGN THIS
                         PROXY EXACTLY AS NAME(S)
                         APPEAR ON YOUR STOCK
                         CERTIFICATE. WHEN SIGNING
                         AS ATTORNEY-IN-FACT,
                         EXECUTOR, ADMINISTRATOR,
                         TRUSTEE OR GUARDIAN, PLEASE
                         ADD YOUR TITLE AS SUCH, AND
                         IF SIGNER IS A CORPORATION,
                         PLEASE SIGN WITH FULL
                         CORPORATE NAME BY A DULY
                         AUTHORIZED OFFICER OR
                         OFFICERS AND AFFIX THE
                         CORPORATE SEAL. WHERE STOCK
                         IS ISSUED IN THE NAME OF
                         TWO (2) OR MORE PERSONS,
                         ALL SUCH PERSONS SHOULD
                         SIGN.